Exhibit 99.1

October 1, 2013

Dear Fellow Stockholder:

While the financial world has recently been exposed to market volatility related to the Federal Reserve’s decisions affecting monetary policy, Inland Diversified continues on its path of producing steady monthly returns to our stockholders. We have now paid distributions at the annualized rate of 6 percent for 48 consecutive months. As reported in our second quarter 2013 Form 10-Q filed with the Securities and Exchange Commission, our cash flow from operations and funds from operations, a widely accepted industry metric, were in excess of distributions paid. We plan to combine net funds generated through operations with stockholder dividend reinvestments to purchase additional assets as we go forward. Our latest acquisition is described below:

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Copps Grocery Store, a free standing grocery store located in Stevens Point, Wisconsin, totaling 69,911 square feet was purchased for approximately $15.2 million. The property is 100% occupied by Copps on a 20-year triple net lease expiring in 2032.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in September 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks		Barry L. Lazarus
Chairman of the Board		President and Chief Operating Officer

Enclosure

cc:	Trustee
Broker Dealer
Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as may, would, expect, intend, estimate, anticipate, plan, seek, appears, or believe. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to any liquidity alternative being identified or consummated, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.